                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                              MGIC INVESTMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

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

MGIC
INVESTMENT
CORPORATION

---------------------------

NOTICE
OF
ANNUAL
MEETING
AND
PROXY
STATEMENT

---------------------------

1997
ANNUAL
REPORT
TO
SHAREHOLDERS
MGIC INVESTMENT CORPORATION

WILLIAM H. LACY
President and Chief Executive Officer

                                                                  March 25, 1998

Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of MGIC Investment Corporation, which will be held in Vogel Hall at the Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin, on May 7, 1998, at 9:00 a.m. We look forward to greeting as many of our shareholders as are able to be with us.

     As explained in the accompanying Proxy Statement, in addition to the election of directors and ratification of the appointment of independent accountants, shareholders are being asked to approve amendments to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 150 million to 300 million shares, and to authorize a class of Preferred Stock. Your Board of Directors unanimously recommends that you vote FOR the nominees for director identified in the Proxy Statement and FOR all of these proposals. At the meeting, we will report on the state of our business and there will be an opportunity for you to ask questions.

     This year we have combined our Annual Report to Shareholders and Proxy Statement. By doing so, we reduced the cost of our annual meeting materials without affecting the quality of the information we are providing to you.

     WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided.

Sincerely,

William Lacy
William H. Lacy
President and Chief Executive Officer

                          MGIC INVESTMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 7, 1998

To the Shareholders of
  MGIC Investment Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MGIC Investment Corporation (the "Corporation"), a Wisconsin corporation, will be held in Vogel Hall at the Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin, on May 7, 1998, at 9:00 a.m., for the following purposes:

          (1) To elect a class of five directors of the Corporation to serve for a term of three years expiring at the 2001 Annual Meeting;

          (2) To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to increase the authorized Common Stock of the Corporation from 150,000,000 to 300,000,000 shares;

          (3) To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to authorize 10,000,000 shares of Preferred Stock issuable in one or more series with the terms of each series determined by the Board of Directors;

          (4) To consider and vote upon a proposal to ratify the appointment of Price Waterhouse LLP as independent accountants for 1998; and

          (5) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 11, 1998, as the record date to determine the shareholders entitled to notice of and to vote at this meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
Milwaukee, Wisconsin
March 25, 1998

                             YOUR VOTE IS IMPORTANT
        PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

  MGIC INVESTMENT CORPORATION -- P.O. BOX 488, MGIC PLAZA, MILWAUKEE, WI 53201

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy are first being mailed on or about March 25, 1998, in connection with the solicitation of proxies on behalf of the Board of Directors of MGIC Investment Corporation (the "Corporation"), a Wisconsin corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 7, 1998, in Vogel Hall at the Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin.

     The record date is March 11, 1998, for determining shareholders entitled to vote at the meeting. As of that date, 114,105,616 shares of Common Stock were outstanding and entitled to be voted. For each matter which may come before the meeting, shareholders will be entitled to one vote for each share of Common Stock registered in the shareholder's name on the record date.

     The enclosed proxy is solicited by the Board of Directors of the Corporation. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

     FOR--Election to the Board of the five individuals nominated by the Board of Directors;

     FOR--Approval of the proposed amendment to the Corporation's Articles of Incorporation to increase the authorized Common Stock from 150,000,000 to 300,000,000 shares;

     FOR--Approval of the proposed amendment to the Corporation's Articles of Incorporation to authorize 10,000,000 shares of Preferred Stock; and

     FOR--Ratification of the appointment of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1998.

     Proxies are revocable by written notice to the Secretary of the Corporation at any time prior to their exercise and may also be revoked by signing and delivering a proxy with a later date. Shareholders present at the meeting may withdraw their proxies and vote in person.

     Votes cast by proxy or in person at the meeting will be counted by representatives of Firstar Trust Company, the transfer agent and registrar of the Common Stock, which has been appointed by the Corporation to act as inspector of election for the meeting. The inspector of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     A "broker non-vote" occurs when a broker (or other nominee) does not have authority to vote on a particular matter without instructions and has not received such instructions. The inspector of election will treat broker non-vote shares as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, broker non-vote shares will be disregarded in the calculation of "votes cast."

     The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1997, appears immediately after this Proxy Statement. The Annual Report to Shareholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

                                STOCK OWNERSHIP
--------------------------------------------------------------------------------

     The following table sets forth, as of January 31, 1998, unless otherwise noted, certain stock ownership information regarding all shareholders known by the Corporation to be the beneficial owners of more than 5% of the Corporation's Common Stock, each executive officer named in the Summary Compensation Table herein and all directors and executive officers as a group. Unless otherwise noted, the owners have sole voting and investment power with respect to such shares.

                                                                    SHARES         PERCENT
                            NAME                              BENEFICIALLY OWNED   OF CLASS
                            ----                              ------------------   --------
The Northwestern Mutual Life
Insurance Company ("NML")
  720 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202 (1)............................      20,938,400         18.4%
FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109 (2)...........................       6,147,883          5.4%
William H. Lacy (3).........................................         419,010            *
Curt S. Culver (3)..........................................         149,810            *
J. Michael Lauer (3)........................................         296,576            *
Lawrence J. Pierzchalski (3)................................         128,295            *
James S. MacLeod (3)........................................         117,400            *
All directors and executive officers as a group (19 persons)
  (3)(4)....................................................       1,517,008          1.3%

---------------
* Less than 1%

(1) NML has sole voting and investment power as to 20,898,200 shares and shared voting and investment power as to 40,200 shares.

(2) Ownership information is for shares of Common Stock as of December 31, 1997, as reported in statements filed by FMR Corp. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Includes 5,900,897 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and wholly-owned subsidiary of FMR Corp., and 246,986 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the investment companies for which Fidelity acts as investment adviser ("Funds") each has sole investment power as to 5,900,897 shares owned by the Funds; the Funds' Boards of Trustees have sole voting power as to such shares. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole investment power as to the 246,986 shares owned by the institutional accounts managed by Fidelity Trust, sole voting power as to 90,386 of such shares and no voting power as to 156,600 of such shares. Mr. Johnson, members of his family and trusts for their benefit own 49% of the voting stock of FMR Corp. and through such ownership and a shareholders' voting agreement may be deemed to form a controlling group with respect to FMR Corp.

(3) Includes shares which the named executive officers or all directors and executive officers as a group (the "Group") had the vested right to acquire on January 31, 1998, or which become vested within sixty days thereafter, under stock options granted to executive officers as follows: Mr. Lacy--289,560; Mr. Culver--139,360; Mr. Lauer--279,880; Mr. Pierzchalski--123,970; Mr.
MacLeod--117,400; and the Group--1,170,410. Also includes shares held in the Corporation's Profit Sharing and Savings Plan and Trust as follows: Mr. Lauer--12,776; Mr. Pierzchalski--4,366; and the Group--33,096. Also includes shares for which voting and investment power is shared as follows: Mr. Lauer--2,400; and the Group--22,400. Excludes shares, beneficial ownership of which is disclaimed, which are held as custodian for children or owned by spouses or trusts as follows: Mr. Lauer--5,800; and the Group--150,800.

(4) Includes an aggregate of 23,090 shares held under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors and under the Deposit Share Program under the Corporation's 1991 Stock Incentive Plan, as to which shares the beneficial owners have sole voting power but no investment power. Excludes 20,938,400 shares held by NML. James D. Ericson and Edward J. Zore, who are executive officers of NML and directors of the Corporation, have each disclaimed beneficial ownership of such shares.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)
--------------------------------------------------------------------------------

NOMINEES FOR ELECTION

     The Board of Directors is divided into three classes, with the directors of each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term.

     Each of the following incumbent directors whose term expires this year has been nominated and recommended by the Board of Directors for election to serve as a director for a three-year term of office ending at the time of the 2001 Annual Meeting and thereafter until a successor is duly elected and qualified.
                                James A. Abbott
                                James D. Ericson
                                  Daniel Gross
                                Sheldon B. Lubar
                                 Edward J. Zore

     Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the time of the Annual Meeting any of the nominees named above is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, reduces the number of directors.

SHAREHOLDER VOTE REQUIRED

     Each nominee receiving a plurality of the votes cast at the meeting will be elected as a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed, but which do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the "votes cast."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

     Set forth on the following pages for each nominee and for each director whose term expires in a subsequent year is certain information, including age, principal occupation, business experience for at least the past five years, the year first elected a director of the Corporation, and the committees of the Board of Directors on which each director serves.

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
NOMINATED FOR ELECTION FOR A TERM ENDING 2001                                       ------------

[ABBOTT PHOTO]        JAMES A. ABBOTT, 58, a Director since 1989, served as
                      President and Chief Executive Officer of First Union
                      Mortgage Corporation, a mortgage banking company, from
                      January 1980 until his retirement in December 1994. Mr.
                      Abbott is Chairman of the Audit Committee of the Board of
                      Directors. He is a graduate of the University of North
                      Carolina.                                                         6,628(2)

[ERICSON PHOTO]       JAMES D. ERICSON, 62, a Director since 1985, has been
                      President and Chief Executive Officer of The Northwestern
                      Mutual Life Insurance Company since October 1993, and before that Mr. Ericson served The Northwestern Mutual Life
                      Insurance Company as President and Chief Operating Officer
                      from 1990 to 1993 and as Executive Vice
                      President-Investments from 1987 to 1990. He is a Trustee of
                      The Northwestern Mutual Life Insurance Company, Chairman of
                      the Board and Chief Executive Officer of Northwestern
                      Investment Management Company, and a Director of
                      Northwestern Mutual Series Fund, Inc., Consolidated Papers,
                      Inc., Green Bay Packaging Corp. and Kohl's Corporation. Mr.
                      Ericson holds a B.A. degree and an L.L.B. degree from State
                      University of Iowa.                                                 -0-(3)

[GROSS PHOTO]         DANIEL GROSS, 55, a Director since 1997, has been President,
                      Chief Executive Officer and a Director of Enhance Financial
                      Services Group Inc., a provider of financial guaranty
                      insurance, reinsurance and other analytical products and
                      services, since 1995. Mr. Gross, who was a founder of
                      Enhance Financial Services Group Inc. in 1986, served as
                      Chief Operating Officer of that company from 1986 to 1994.
                      He is a member of the Management Development Committee of
                      the Board of Directors. Mr. Gross holds a B.S. degree from the Sloan School of Management of Massachusetts Institute of
                      Technology.                                                       2,000

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
                                                                                    ------------
[LUBAR PHOTO]         SHELDON B. LUBAR, 68, a Director since 1991, has been
                      Chairman and Chief Executive Officer of Christiana
                      Companies, Inc., an operating and investment company with
                      interests in logistics, public storage warehousing and
                      manufacturing, since 1987, and also has been Chairman of
                      Lubar & Co., Incorporated, a private investment firm, since
                      1977. Mr. Lubar is a Director of Ameritech Corporation, EVI,
                      Inc., Firstar Corporation, Jefferies & Co. and Massachusetts
                      Mutual Life Insurance Co. He is Chairman of the Management
                      Development Committee of the Board of Directors and a member of the Executive Committee. Mr. Lubar holds a B.B.A. degree and an L.L.B. degree from the University of
                      Wisconsin-Madison.                                               26,648(2)(4)

[ZORE PHOTO]          EDWARD J. ZORE, 52, a Director since 1990, has been an
                      Executive Vice President of The Northwestern Mutual Life
                      Insurance Company since February 1995 and is currently
                      Executive Vice President (Life and DI Insurance). He served
                      The Northwestern Mutual Life Insurance Company as Chief
                      Financial Officer and Chief Investment Officer from February
                      1995 to February 1998 and as Senior Vice President and Chief
                      Investment Officer from 1990 until 1995. Mr. Zore is a
                      Director of Northwestern Investment Management Company,
                      Northwestern Mutual Investment Services, Inc., Northwestern
                      Mutual Life International, Inc., and Baird Financial
                      Corporation, all of which are subsidiaries of The
                      Northwestern Mutual Life Insurance Company. He is a member of the Executive and Securities Investment Committees of the
                      Board of Directors. Mr. Zore holds a B.A. degree and an M.S.
                      degree from the University of Wisconsin-Milwaukee.                  -0-(3)

DIRECTORS CONTINUING IN OFFICE
TERM ENDING 2000
[CASE PHOTO]          KARL E. CASE, 51, a Director since 1991, is Professor of
                      Economics at Wellesley College where he has taught since
                      1976. Dr. Case has been Visiting Scholar at the Federal
                      Reserve Bank of Boston since 1985 and a lecturer on
                      economics and tax policy in the International Tax Program at the Harvard Law School since 1980. He also is a Director of the New England Economic Project, Inc., Century Bank & Trust
                      and the Lincoln Institute of Land Policy. Dr. Case is
                      Chairman of the Risk Management Committee of the Board of
                      Directors. He is a graduate of Miami University, Oxford,
                      Ohio, and holds M.A. and Ph.D. degrees from Harvard
                      University.                                                       2,648(2)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
                                                                                    ------------

[MCINTOSH PHOTO]      WILLIAM A. MCINTOSH, 58, a Director since 1996, is a
                      financial services consultant. Mr. McIntosh was an executive committee member and a managing director at Salomon Brothers
                      Inc, an investment banking firm, when he retired in 1995
                      after 35 years of service. He is Chairman of the Securities
                      Investment Committee of the Board of Directors. Mr. McIntosh
                      is a graduate of Xavier University, Ohio.                         4,234(2)

[MUMA PHOTO]          LESLIE M. MUMA, 53, a Director since 1995, has been
                      President and Chief Operating Officer of Fiserv, Inc., a
                      financial industry automation products and services firm,
                      since 1984 and was elected Vice Chairman in 1995. He is a
                      member of the Executive and Management Development
                      Committees of the Board of Directors. Mr. Muma holds degrees in Theoretical Mathematics and Business from the University
                      of South Florida.                                                10,588(2)

[WALLISON PHOTO]      PETER J. WALLISON, 56, a Director since 1990, has been a
                      partner in the law firm of Gibson, Dunn & Crutcher since
                      April 1987, and was Counsel to the President of the United
                      States from March 1986 to March 1987. Mr. Wallison is a
                      member of the Audit Committee of the Board of Directors. He holds a B.A. degree from Harvard College and an L.L.B.
                      degree from the Harvard Law School.                               2,578(2)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                          DIRECTORS CONTINUING IN OFFICE                              OWNED(1)
                                 TERM ENDING 1999                                   ------------
[BUSH PHOTO]          MARY K. BUSH, 49, a Director since 1991, has been President of Bush & Company, an international financial advisory firm, since 1991. Ms. Bush was Managing Director and Chief
                      Operating Officer of the Federal Housing Finance Board, a
                      U.S. government agency, from 1989 to 1991, Vice
                      President-International Finance of the Federal National
                      Mortgage Association, a secondary mortgage institution, from
                      1988 to 1989, and served the President of the United States as a member of the Board of the International Monetary Fund from 1984 to 1988. She is a Director of Texaco, Inc., a
                      Trustee of Pioneer Funds and a member of the Advisory Board of Washington Mutual Investors Fund. Ms. Bush is a member of the Audit Committee of the Board of Directors. Ms. Bush is a
                      graduate of Fisk University and holds an MBA degree from the
                      University of Chicago.                                            2,000(2)

[ENGELMAN PHOTO]      DAVID S. ENGELMAN, 60, a Director since 1993, is a private investor. Mr. Engelman was Chairman, President and Chief
                      Executive Officer of UnionFed Financial Corporation from
                      1991 until March 1997, and he held the same positions at its subsidiary, Union Federal Bank, until the Office of Thrift
                      Supervision appointed a receiver for the bank in August
                      1996. Mr. Engelman is a Director of Long Beach Financial
                      Corporation and its mortgage banking subsidiary Long Beach
                      Mortgage Company. He is a member of the Risk Management
                      Committee of the Board of Directors. Mr. Engelman is a
                      graduate of the University of Arizona.                            6,808(2)

[JASTROW PHOTO]       KENNETH M. JASTROW, II, 50, a Director since 1994, has been
                      President, Chief Operating Officer and a Director of
                      Temple-Inland Inc., a holding company with interests in
                      paper, forest products and financial services, since
                      February 1998. He was Chief Financial Officer and Group Vice
                      President of Temple-Inland Inc. from 1992 until February
                      1998. He also has been President of Guaranty Federal Bank,
                      F.S.B., a subsidiary of Temple-Inland Inc., since 1994, and
                      Chairman and Chief Executive Officer of Temple-Inland
                      Mortgage Corporation, a subsidiary of Guaranty Federal Bank,
                      F.S.B., since 1991. He is a member of the Risk Management
                      Committee of the Board of Directors. Mr. Jastrow is a
                      graduate of the University of Texas.                              2,550(2)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                          DIRECTORS CONTINUING IN OFFICE                              OWNED(1)
                                 TERM ENDING 1999                                   ------------

[LACY PHOTO]          WILLIAM H. LACY, 53, a Director since 1984, has been
                      President and Chief Executive Officer of the Corporation
                      since 1987. Mr. Lacy is a Director of Firstar Corporation
                      and Johnson Controls, Inc. He is Chairman of the Executive
                      Committee of the Board of Directors and a member of the
                      Securities Investment Committee. Mr. Lacy attended the
                      United States Air Force Academy and is a graduate of the
                      University of Wisconsin-Milwaukee.                              419,010(5)

---------------

(1) Ownership information is for shares of Common Stock as reported by directors as of January 31, 1998. Unless otherwise noted, all directors have sole voting and investment power with respect to such shares. The shares beneficially owned by each director represent less than 1% of the total number of shares outstanding.

(2) Includes 2,000 shares held under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors and shares held under the Deposit Share Program for Non-Employee Directors under the Corporation's 1991 Stock Incentive Plan as follows: Mr. Abbott 628; Dr. Case 648; Mr. Engelman 608; Mr. Jastrow 550; Mr. Lubar 648; Mr. McIntosh 234; Mr. Muma 588; and Mr. Wallison 578. Directors have sole voting power and no investment power as to all shares described in this note.

(3) Messrs. Ericson and Zore, as executive officers of NML, may be deemed to have a beneficial interest in the 20,938,400 shares of Common Stock of the Corporation beneficially owned by NML; each has disclaimed such beneficial ownership. See "Stock Ownership" above.

(4) Excludes 4,000 shares owned by a trust of which Mr. Lubar's wife is a co-trustee; 12,000 shares owned by Mr. Lubar's wife; and an aggregate of 48,000 shares owned by Mr. Lubar's four adult children, as to all of which shares Mr. Lubar disclaims beneficial ownership.

(5) Includes 289,560 shares which Mr. Lacy had the vested right to acquire as of January 31, 1998, or which become vested within sixty days thereafter pursuant to options granted under the Corporation's 1989 Stock Option Plan and the Corporation's 1991 Stock Incentive Plan.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met five times during 1997, and each director attended at least 75% of the meetings of the Board and committees of the Board on which he or she served that were held during the period in 1997 in which he or she was a director, except Dr. Case who has attended 90% of the meetings since being elected a director in 1991 and who was on sabbatical outside the United States during 1997.

     The committees of the Board of Directors include the Audit Committee and the Management Development Committee.

     The members of the Audit Committee are Mr. Abbot, Mr. Wallison and Ms. Bush. The Audit Committee held five meetings during 1997. The principal functions of the Audit Committee are to review various matters pertaining to: the Corporation's financial statements and regulatory examinations; the Corporation's retention of and relationship with its independent accountants; the effectiveness of the Corporation's internal accounting controls and internal audit function; and the adequacy and appropriateness of the Corporation's accounting and financial policies and practices.

     The members of the Management Development Committee are Messrs. Lubar, Gross, and Muma. The

Management Development Committee held six meetings during 1997. The principal functions of the Management Development Committee are to: review and approve compensation for the senior management of the Corporation, including salary changes and bonus awards; administer the Corporation's 1989 Stock Option Plan and 1991 Stock Incentive Plan; monitor and evaluate appointments of, and succession planning for, the senior management of the Corporation; and make recommendations concerning the composition of the Board of Directors and its committee structure.

     The Management Development Committee will consider nominees to the Board of Directors who are recommended by shareholders, provided that any such recommendation is submitted in writing by December 1 of the year preceding the year in which the applicable Annual Meeting of Shareholders occurs, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve. The recommendation should be addressed to the Management Development Committee, in care of the Secretary of the Corporation.

COMPENSATION OF DIRECTORS

     No additional compensation is paid to any director who is an employee of the Corporation or of any of its subsidiaries. Directors who are not employees of the Corporation or of NML receive an annual fee for their services of $20,000, plus $2,000 for each Board of Directors meeting attended, and $1,000 for each committee meeting attended other than in connection with a Board of Directors meeting. A director who also serves as chairperson of a committee of the Board receives an additional $2,000 annual fee. Fees that would have been paid by the Corporation to executive officers of NML for their services as directors are paid to NML. The Corporation reimburses directors for travel, lodging and related expenses incurred in connection with attending Board of Directors and committee meetings.

     Under the Corporation's Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Corporation or of an affiliate of the Corporation may elect to defer all or any part of his or her annual retainer and meeting fees for payment on the earlier of his or her death, disability or termination of service as a director or to a future date specified by the participating non-employee director. A participating non-employee director may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year or translated on a quarterly basis into share units. Each share unit is equal in value to a share of the Corporation's Common Stock and is ultimately distributed in cash only. If a director defers fees in share units, dividend equivalents in the form of additional share units are credited to the director's account as of the date of payment of cash dividends on the Corporation's Common Stock. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, are not eligible to participate in this plan.

     The Corporation's 1991 Stock Incentive Plan includes a deposit share program ("Deposit Share Program") open to each director who is not an employee of the Corporation or an affiliate and is not a representative of a holder of the Corporation's securities. Directors eligible to participate in the Deposit Share Program may elect to purchase at fair market value shares of the Corporation's Common Stock with a fair market value equal to up to 50% of the compensation of such director for service as a director of the Corporation, including as a member of a committee of the Board of Directors, during the preceding calendar year. Shares of Common Stock so purchased are deposited with the Corporation, and the Corporation matches each share deposited with one restricted share of Common Stock ("Restricted Stock"). One-half of the shares of Restricted Stock will vest on the third anniversary date of the award and the remaining one-half of the shares of Restricted Stock will vest on the sixth anniversary of the award date.

     Awards of Restricted Stock that have not vested will be forfeited upon the director ceasing to be a director of the Corporation for any reason, other than by reason of death or a "Permissible Event," unless otherwise provided by the Management Development Committee. In the event of the death of a director, all shares of Restricted Stock will vest. A Permissible Event is termination of service as a director of the Corporation by reason of (a) the director being ineligible for continued service as a director of the Corporation under the Corporation's retirement policy, which currently provides that no director may stand for election or reelection after attaining age 70, or (b) the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of Directors, or due to the fact that continued service as a director would be a violation of law. If a director ceases to be a director by reason of a Permissible Event, the Restricted Stock will vest at the date the director ceases to be a director, in a percentage equal to the number of days elapsed from award of the Restricted Stock to the date the director ceases to be a director, divided by the number of days in the applicable three or six year vesting period. All other shares of Restricted Stock are forfeited unless otherwise determined by the Management Development Committee. In its discretion, the Management Development Committee may also provide that some or all of the shares of Restricted Stock will immediately become vested upon a change in control of the Corporation, as defined by the committee. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, are not eligible to participate in the Deposit Share Program.

     Under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors, applicable to directors initially elected prior to 1997, each non-employee director was awarded 2,000 shares of the Corporation's Common Stock upon joining the Board of Directors, which shares are restricted until the director ceases to be a director of the Corporation by reason of death, disability or retirement. During the restricted period, the director has the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (a) none of the restricted shares of Common Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period; and (b) all of the restricted shares of Common Stock will be forfeited and all rights of the director to such shares will terminate when the director ceases being a director of the Corporation other than by reason of death, disability or retirement.

     For purposes of the 1993 Restricted Stock Plan for Non-Employee Directors, "retirement" of a director means termination of service as a director of the Corporation, if (a) the director at the time of termination was ineligible for continued service as a director under the Corporation's retirement policy for directors, or (b) the director had served as a director of the Corporation for at least three years from the date restricted shares of Common Stock were awarded to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Corporation's Board of Directors, (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

     When a director ceases to be a director by reason of death, disability or retirement, all restrictions applicable to the shares of Common Stock lapse. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, were not eligible to participate in this plan.

     The 1993 Restricted Stock Plan for Non-Employee Directors was terminated by the Board of Directors in 1997 and no new awards of Common Stock will be made under such plan. Termination of the plan does not affect any prior awards of restricted shares under such plan.

             REPORT OF THE MANAGEMENT DEVELOPMENT COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     This report is submitted by the Management Development Committee of the Board of Directors ("Committee"), comprised of three non-employee directors. The Committee administers the Corporation's executive compensation program for the five most highly compensated executive officers named in the tables below and other senior executives of the Corporation. In addition, the Committee administers the Corporation's 1989 Stock Option Plan and its 1991 Stock Incentive Plan, monitors and evaluates the appointment of senior executives, and reviews the management succession plans for the Corporation.

COMPENSATION PHILOSOPHY

     The Corporation's compensation program is designed to motivate and reward executives for attaining the financial and strategic objectives essential to the Corporation's long-term success and growth in shareholder value. The program is intended to provide a competitive level of total compensation and to offer incentive and equity ownership opportunities directly linked to the Corporation's performance and shareholder return. Key principles underlying the design of the program include emphasis on cash compensation tied to performance and stock-based incentive opportunities tied to shareholder value over fixed pay, and a belief in pay based on performance rather than entitlements tied to one's position.

     The objectives of the Committee in structuring and administering the Corporation's executive compensation program are to:

     - maintain a strong and direct link between the Corporation's financial goals and the executive compensation program;

     - motivate executives to achieve key financial goals through emphasis on performance-based compensation;

     - align the interest of executives with those of the Corporation's shareholders by providing a substantial portion of compensation in the form of the Corporation's stock; and

     - provide competitive total compensation opportunities to attract and retain high-caliber executives critical to the long-term success of the Corporation.

COMPETITIVE BENCHMARKS

     In its annual review of executive compensation, the Committee is guided by data derived from compensation surveys prepared by independent consultants. The surveys provide the Committee with competitive data on overall compensation levels, changes in pay levels, and the mix of compensation elements for senior executives in a variety of companies. The Committee believes that the Corporation's competitors for executive talent are not limited to the seven companies which, in addition to the Corporation, comprise the Standard & Poor's 500 Financial (Diversified) Index, which is the peer group used for the performance graph comparison of shareholder return. Therefore, the companies used for comparison purposes in analyzing the Corporation's executive compensation program represent a significantly broader group of firms than the companies included in the index.

     In January 1997, the Committee received a report from an independent compensation and benefits consulting firm on executive compensation for a number of publicly-traded financial guaranty and insurance companies and for certain publicly-traded companies based in Milwaukee. The Committee used this information in its consideration of salary range movement, incentive bonus opportunities and stock option awards for senior executives in 1997.

EXECUTIVE COMPENSATION PROGRAM

     The Corporation's executive compensation program consists of an annual cash component, which includes base salary and a variable performance incentive bonus, and a long-term incentive component, consisting of periodic stock option awards.

BASE SALARY

     The Committee reviews base salary ranges and salary levels of the Corporation's senior executives each year, taking into consideration individual performance, level of responsibility, scope and complexity of the position, internal equity, comparative compensation data, and, for executives other than Mr. Lacy, the recommendations of

Mr. Lacy. The Committee's review of Mr. Lacy's compensation is discussed below under "Compensation of the Chief Executive Officer."

     In recent years, the Committee has adjusted the salary ranges for the senior executives of the Corporation to establish as the midpoint for each position the median compensation level for the comparable position within a comparative group of companies selected objectively by the consultant on the basis of similar market capitalization. For 1997, the Committee decided to maintain the salary range midpoint at the 50th percentile of competitive levels, consistent with the Committee's belief that a substantial portion of the senior executives' annual pay should remain "at risk" and linked to the achievement of corporate objectives and increases in shareholder value. Therefore, in January 1997, the Committee increased the salary range midpoints of the senior executives by 2.7%, representing the average salary range movement reflected in the compensation report, and increased the salaries of the senior executives who were below their adjusted salary midpoints to approximate the new midpoint for their respective positions. The salaries shown in the Summary Compensation Table for 1997 for the named officers reflect payment for the first three months of the year at the salary rates in effect prior to the adjustments, which became effective in April 1997.

ANNUAL PERFORMANCE INCENTIVE BONUS

     The purpose of the annual variable performance incentive program is to provide a direct financial incentive in the form of a cash bonus to senior executives who achieve key objectives during the year. Under the program, the amount of the Corporation's net income must exceed a threshold before any cash bonuses can be paid and must equal or exceed a net income target in order for senior executives to be eligible for maximum bonus awards. The amounts of the net income threshold and net income target are subjectively determined by the Committee at the beginning of each year based on the Committee's assessment of the business environment and the Corporation's financial plan for that year. In recent years, the net income target has been an amount equal to the net income projected to be earned in the Corporation's financial plan for the year and the net income threshold has been 80% to 90% of that amount. The net income target for 1997 was set by the Committee in January 1997, at an amount equal to the net income projected in the Corporation's 1997 financial plan and the net income threshold was set at 85% of that amount.

     The Committee has established four tiers applicable to senior executives' bonus opportunities, with maximums ranging from 40% to 100% of base salary in effect at the time of bonus award. In January 1997, the maximum percentage for certain tiers was increased and on Mr. Lacy's recommendation, the Committee approved placement of the senior executives in the bonus tiers. Mr. Lacy's recommendation to the Committee regarding placement of the senior executives in the bonus tiers was based upon his subjective judgment as to the ability of each senior executive to influence the Corporation's competitiveness and profitability under the existing business climate.

     The bonus amounts paid to the senior executives were decided in January 1998, when Mr. Lacy submitted to the Committee for approval his recommendations as to the bonus awards. Mr. Lacy based his recommendations upon a subjective evaluation of the executive's contribution to the Corporation's competitiveness in the marketplace, quality of execution of functional duties and responsibilities, effective management of expenses, success in improving productivity, and achievement of annual goals jointly established by Mr. Lacy and each executive. No specific weight was assigned to any of these factors, nor was any specific weight assigned to any combination of such factors with the Corporation's performance. The Committee approved the recommended bonus amounts without change.

STOCK OPTION PROGRAM

     The long-term incentive component of the Corporation's executive compensation program provides for the award of stock options, designed to promote significant equity interest by the senior executives in the Corporation with the intent of aligning their interest with those of the other shareholders. Under the Corporation's stock incentive plan, stock options are granted at the market value on the date of grant. As a result, senior executives will realize a gain from the options only to the extent that shareholders are similarly benefited by future increases in the price of the Corporation's stock.

     On January 22, 1997, the Committee granted stock options to the senior executives. The last grant of stock options by the Committee to senior executives occurred in January 1994, other than an option granted to a newly hired senior executive, and no stock options were granted in 1995 or 1996 to senior executives who participated in the 1994 stock option grant. Information regarding the stock options granted during 1997 to Mr. Lacy and the four other highest paid executive officers at December 31, 1997 is set forth in the table under "Executive Compensation -- Option Grants During the Last Fiscal Year."

     The stock options granted in 1997 have a term of ten years and vest (subject to acceleration under certain circumstances) on January 22 of each of the five years following January 22, 1997, in which the Corporation's earnings per share are at least 10% more than its earnings per share for the immediately preceding fiscal year. The rate at which the stock options vest is equal to the percent which the Corporation's earnings per share for that year was of $16.80, a five-year aggregate earnings target approved by the Committee in connection with the grant of the stock options. Any options which remain unvested on January 22, 2002, will become vested on January 22, 2006. The options are exercisable at $36.4375 per share, the closing price of the stock on the New York Stock Exchange on the date of grant. (The earnings target and exercise price were adjusted for the two-for-one stock split in the form of a 100% stock dividend which was paid June 2, 1997.) Any value ultimately realized by the senior executives from a stock option award depends completely upon increases in the price of the Corporation's Common Stock.

     The number of stock options granted to the senior executives reflected the intention of the Committee not to grant any additional stock options to such senior executives prior to 2000. In determining the size of stock option grants to the senior executives, the Committee subjectively considered the compensation consultant's report, the performance-based vesting requirements of the stock options and the triennial plan for stock option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation of Mr. Lacy, President and Chief Executive Officer of the Corporation, is comprised of the same elements as the compensation of other senior executives: base salary, annual performance incentive bonus and periodic stock option awards. The Committee reviews Mr. Lacy's total compensation annually and evaluates adjustments based upon a variety of factors, including the comparative survey data.

     Mr. Lacy's salary range midpoint was set by the Committee in 1996 at the 50th percentile of salary levels reported for the highest paid officers in the comparative group of companies selected by the consultant. For 1997, the Committee increased the salary range midpoint for Mr. Lacy by 3.0%, the average salary range movement in the compensation consultant's report. Mr. Lacy's base salary, which was last adjusted in 1994 and was below the midpoint of his salary range, was increased to an annual rate effective in April 1997, of $550,000, an amount slightly greater than midpoint.

     In determining the variable performance incentive bonus to be paid to Mr. Lacy, the Committee considers the Corporation's net income in relation to the net income target established by the Committee and the Committee's evaluation of Mr. Lacy's overall contributions to the Corporation, although no specific weight or ranking is assigned to these factors in the Committee's subjective determination of the bonus amount to be paid to Mr. Lacy. In January 1997, the Committee assigned Mr. Lacy to the bonus tier with the highest bonus opportunity, 100% of base salary. The Committee's decision to assign Mr. Lacy to this category was based on the Committee's subjective evaluation of his ability to influence the Corporation's profitability.

     In January 1998, the Committee determined that the bonus award to be paid to Mr. Lacy was $550,000, an amount equal to 100% of his base salary rate then in effect. That determination was based on the strong performance of the Corporation and the Committee's subjective assessment of Mr. Lacy's contributions to the Corporation's profitability.

     In January 1997, the Committee granted stock options to Mr. Lacy, which, as adjusted for the two-for-one stock split, cover 240,000 shares. The number of stock options granted to Mr. Lacy was determined by the Committee based upon its subjective assessment of the comparative compensation data supplied by the consultant and consideration of the triennial nature of the stock option grants to senior executives.

TAX DEDUCTIBILITY LIMIT

     Under Section 162(m) of the Internal Revenue Code, the corporate federal income tax deduction for compensation paid to any of the five most highly compensated executive officers of a publicly-held company is limited to $1 million, unless certain requirements are met. During 1997, no senior executive of the Corporation was paid compensation for federal income tax purposes in excess of $1 million, other than as a result of exercise of stock options under the Corporation's stock incentive plan, compensation from which is not subject to the Section 162(m) limit. The Committee anticipates that there may be some compensation paid in 1998 which will not be deductible for federal income tax purposes. The Committee believes the effect of such compensation on income tax expense will not be material and that it is in the Corporation's interest to preserve flexibility to pay compensation that is based on the Committee's subjective evaluation of executive performance.

     MEMBERS OF THE MANAGEMENT DEVELOPMENT      COMMITTEE:

     Sheldon B. Lubar, Chairman (member throughout      1997)
     Daniel Gross (member since July 1997)
     Leslie M. Muma (member since May 1997)
     William A. McIntosh (member until May 1997)

                               PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The following graph compares the cumulative total stockholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Financial (Diversified) Index. The graph assumes $100 was invested on December 31, 1992, in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Financial (Diversified) Index, and that all dividends were reinvested.

                                                                 MGIC            S&P 500
                   Measurement Period                         INVESTMENT        FINANCIAL
                  (Fiscal Year Covered)                      CORPORATION      (DIVERSIFIED)        S&P 500
12/31/92                                                                100               100               100
12/31/93                                                                115               119               110
12/31/94                                                                131               114               111
12/31/95                                                                216               185               153
12/31/96                                                                303               237               189
12/31/97                                                                532               373               251

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following tables provide information concerning compensation, stock option grants and exercises, as well as descriptions of the Corporation's Pension Plan ("Pension Plan") and Supplemental Executive Retirement Plan ("Supplemental Plan") as they relate to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation. All Common Stock and stock option data have been adjusted for the two-for-one split in the form of a 100% stock dividend which was paid June 2, 1997.

SUMMARY COMPENSATION TABLE
     The following table summarizes information concerning compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation or of Mortgage Guaranty Insurance Corporation ("MGIC") for fiscal year 1997 and for the previous two fiscal years.

                                                                                       LONG-TERM
                                                      ANNUAL COMPENSATION             COMPENSATION
                                             -------------------------------------    ------------
                                                                         OTHER         SECURITIES
                                                                         ANNUAL        UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL                                             COMPENSATION       STOCK       COMPENSATION
            POSITION                 YEAR    SALARY($)    BONUS($)       ($)(1)        OPTIONS(#)       ($)(2)
       ------------------            ----    ---------    --------    ------------     ----------    ------------
William H. Lacy                      1997     536,350     550,000        1,524          240,000         68,084
  President and Chief                1996     500,000     400,000        1,679           -0-            69,768
  Executive Officer of the           1995     486,542     400,000        1,101           -0-            74,590
  Corporation and Chairman
  and Chief Executive Officer
  of MGIC
Curt S. Culver                       1997     314,548     320,000          457          200,000         33,853
  Executive Vice President of        1996     276,740     240,000          335           -0-            40,216
  the Corporation and                1995     219,769     184,000          156           -0-            16,317
  President and Chief
  Operating Officer of MGIC
J. Michael Lauer                     1997     237,209     240,000          541           80,000         28,732
  Executive Vice President           1996     227,308     184,000          737           -0-            28,390
  and Chief Financial                1995     217,846     121,000          346           -0-            28,503
  Officer of the
  Corporation and MGIC
Lawrence J. Pierzchalski             1997     222,269     225,000          253           80,000         20,470
  Executive Vice President -         1996     203,366     172,000          198           -0-            21,511
  Risk Management of MGIC            1995     157,500     144,000           64           -0-             9,802
James S. MacLeod                     1997     185,904     171,000          188           80,000         10,787
  Executive Vice President -         1996     171,468      96,250          147           -0-             9,672
  Field Operations of MGIC           1995     162,000      81,000       -0-              -0-             9,803

---------------

(1) The amounts shown in this column represent reimbursements for the payment of taxes related to income imputed in connection with the Supplemental Plan. Other Annual Compensation for 1997 and for the years 1996 and 1995 does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the named individuals in each year did not exceed the lesser of (a) $50,000 or (b) 10% of the combined salary and bonus for the named individual in each year.

(2) The 1997 amounts included in "All Other Compensation" consist of:

                                                                                    VALUE OF SPLIT
                                                     PROFIT          MATCHING           DOLLAR
                                                     SHARING          401(K)        LIFE INSURANCE    TOTAL OTHER
                     NAME                         CONTRIBUTIONS    CONTRIBUTIONS     PREMIUMS(A)      COMPENSATION
                     ----                         -------------    -------------    --------------    ------------
William H. Lacy                                      $8,000           $1,600           $52,801          $68,084(b)
Curt S. Culver                                        8,000            1,600            24,253           33,853
J. Michael Lauer                                      8,000            1,600            19,132           28,732
Lawrence J. Pierzchalski                              8,000            1,600            10,870           20,470
James S. MacLeod                                      8,000            1,600           -0-               10,787(c)

---------------

(a) The amount shown represents the full dollar amount paid by or on behalf of MGIC for the whole life portion of the split-dollar life insurance. The premium attributed to the term portion of such insurance was paid by the named individuals. MGIC will be reimbursed for premiums paid upon the sooner of the retirement or termination of employment of each of the insureds.

(b) Includes $5,683 in supplemental long term disability insurance premium paid on behalf of Mr. Lacy.

(c) Includes $1,187 in group life insurance premium paid on behalf of Mr.
MacLeod.

--------------------------------------------------------------------------------

OPTION GRANTS DURING THE LAST FISCAL YEAR

     The following table summarizes information with respect to stock options awarded during 1997 to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation or MGIC.

                                         INDIVIDUAL GRANTS(1)
------------------------------------------------------------------------------------------------------
                                            NUMBER OF       % OF TOTAL
                                            SECURITIES       OPTIONS
                                            UNDERLYING      GRANTED TO        EXERCISE                    GRANT DATE
                                             OPTIONS        EMPLOYEES          PRICE        EXPIRATION      PRESENT
                  NAME                      GRANTED(#)    IN FISCAL YEAR     ($/SHARE)         DATE       VALUE($)(2)
                  ----                      ----------    --------------     ---------      ----------    -----------
William H. Lacy                              240,000           15.1           36.4375        1/22/07       4,108,800
Curt S. Culver                               200,000           12.6           36.4375        1/22/07       3,424,000
J. Michael Lauer                              80,000            5.0           36.4375        1/22/07       1,369,600
Lawrence J. Pierzchalski                      80,000            5.0           36.4375        1/22/07       1,369,600
James S. MacLeod                              80,000            5.0           36.4375        1/22/07       1,369,600

---------------

(1) All options were granted on January 22, 1997, and have a term of ten years. Options vest on January 22 of each of the five years following January 22, 1997, in which the Corporation's earnings per share are at least 10% more than its earnings per share for the immediately preceding fiscal year. The rate at which the stock options vest is equal to the percent which the Corporation's earnings per share for that year was of $16.80, a five-year aggregate earnings target approved by the Management Development Committee in connection with the grant of the stock options. Any options which remain unvested on January 22, 2002, will become vested on January 22, 2006. The options are exercisable at $36.4375 per share, which was the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The options become immediately vested and exercisable upon a change in control of the Corporation, or as and to the extent determined by the Management Development Committee upon the occurrence of certain specified transactions affecting the Corporation.

(2) Grant date present values were determined under the Black-Scholes option pricing model using the following assumptions: expected stock price volatility of 0.2418; all options are exercised at the end of the ninth year of the option term; a dividend yield of 0.50%; and a risk-free rate of return of 6.60%, which was the yield on a U.S. Government Zero Coupon Bond with a maturity equal to the term of the grant. No adjustments are made for risk of forfeiture or non-transferability. Determining the grant date present value by use of this model is permitted by rules of the Securities and Exchange Commission; however, use of this model does not constitute an endorsement or an acknowledgement that such model can accurately determine the value of options. The actual value realized from an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

--------------------------------------------------------------------------------

AGGREGATED STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR AND OPTION VALUES AT DECEMBER 31, 1997

     The following table summarizes information with respect to stock options held at December 31, 1997, and stock options exercised during 1997 by the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation or MGIC.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                             DECEMBER 31, 1997           AT DECEMBER 31, 1997
                          SHARES ACQUIRED     VALUE     ---------------------------   ---------------------------
                            ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          NAME            DURING 1997(#)     ($)(1)         (#)          (#)(2)        ($)(2)(3)      ($)(2)(3)
          ----            ---------------   --------    -----------   -------------   -----------   -------------
William H. Lacy               -0-              -0-        201,480        329,040      11,784,660     11,744,910
Curt S. Culver                 50,000       1,762,002      80,320        229,680       4,451,605      7,522,470
J. Michael Lauer              -0-              -0-        240,520        109,680      14,552,615      3,914,970
Lawrence J. Pierzchalski       20,000         793,120     111,650         98,550       6,134,562      3,348,731
James S. MacLeod               14,000         586,985      91,160         94,840       5,441,480      3,159,985

---------------

(1) Value realized is the difference between the exercise price and the market value at the close of business on the date immediately preceding the date of exercise.

(2) The Corporation's stock option agreements for all options granted under the Corporation's 1989 Stock Option Plan and 1991 Stock Incentive Plan provide that the options shall become immediately exercisable upon a change in control of the Corporation or, as and to the extent determined by the Management Development Committee, upon the occurrence of certain specified corporate transactions affecting the Corporation.

(3) Value is based on the closing price of $66.50 for the Corporation's Common Stock on the New York Stock Exchange on December 31, 1997, less the exercise price.

--------------------------------------------------------------------------------

PENSION PLAN

     The Corporation maintains a Pension Plan for the benefit of substantially all employees of the Corporation, including executive officers. The Pension Plan is a noncontributory defined benefit pension plan intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the terms of the Pension Plan in effect during 1997, each eligible employee, including the executive officers named in the above tables, earned an annual pension credit for each year of service equal to 2% of such employee's total cash compensation for that year, except that, in accordance with applicable requirements of the Code, compensation in excess of $160,000 is disregarded. At retirement, the employee's annual pension credits are added together to determine the employee's accrued pension benefit. Eligible employees with credited service for employment prior to October 31, 1985 also receive a "past service benefit," which is generally equal to the difference between the amount of pension the employee would have been entitled to receive with respect to service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.

     Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55. The Code places a maximum limitation on the amount of annual benefits that may be paid under the Pension Plan, which was $116,667 for 1997 for persons born between 1938 and 1954 and retiring at or after age 65, indexed for cost-of-living increases. The estimated annual benefits payable upon normal retirement to Messrs. Lacy, Culver, Lauer, Pierzchalski and MacLeod as of December 31, 1997 were $116,667, $103,578, $68,949, $102,086 and $91,385 respectively, after giving effect to the limitation imposed by the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Corporation maintains an unfunded, nonqualified Supplemental Plan for designated employees (including executive officers), under which an eligible employee, whose benefits from the Pension Plan are affected by the Code's limitations on annual benefits and compensation that may be considered, is paid the difference between the amounts the employee would have received from the Pension Plan in the absence of such limitations and the amounts the employee is actually entitled to receive from the Pension Plan. Benefits under the Supplemental Plan are payable in the same manner, at the same time and in the same form as the benefits paid under the Pension Plan. At December 31, 1997, Messrs. Lacy, Culver, Lauer, Pierzchalski and MacLeod would have been entitled to receive supplementary annual benefits under the Supplemental Plan of $128,562, $19,941, $19,514, $10,417 and $6,828 respectively.

                               OTHER INFORMATION
--------------------------------------------------------------------------------

     The Corporation has an agreement with Northwestern Mutual Investment Services, Inc., a subsidiary of NML (the "NML subsidiary"), pursuant to which the NML subsidiary was retained (i) to manage specified accounts under the Corporation's long-term investment portfolio, and (ii) to provide investment, accounting and reporting services to the Corporation. The agreement, which was amended and restated in 1997, is cancelable by the Corporation upon 90 days prior written notice and by the NML subsidiary upon 180 days prior written notice. The Corporation paid the NML subsidiary $1,044,006 in fees during 1997 under the agreement. The Corporation believes the terms of the agreement are no less favorable to the Corporation than could have been obtained from an unaffiliated third party. It is expected that the Corporation will continue to use the services of the NML subsidiary during 1998.

     During 1997, MGIC purchased long-term disability coverage for its employees from NML, and MGIC paid NML an aggregate of $238,015 in premiums for such coverage. The premiums paid were based on NML's published rates and the Corporation believes that the terms of this insurance are no less favorable to MGIC than could have been obtained from an unaffiliated third party. At the inception of the coverage in July 1988, the terms thereof were at least as favorable as the coverage provided by the predecessor policy which had been issued by an insurer unaffiliated with the Corporation. The Corporation has not made subsequent inquiries or contacts with unaffiliated third party insurers regarding the terms.

     During 1997, MGIC paid an aggregate of $137,498 to NML in split-dollar life insurance premiums for the whole life portion of the life insurance coverage issued by NML on Messrs. Lacy, Culver, Lauer, Pierzchalski and another senior executive pursuant to a split-dollar collateral assignment program. The premiums paid were determined by NML's published rates and will be repaid to MGIC upon the sooner of the retirement or termination of employment of each of the insureds. Although neither the Corporation nor MGIC contacted unaffiliated third party life insurers regarding the availability of terms, the Corporation believes that the terms of this insurance are no less favorable to MGIC than could have been obtained from an unaffiliated third party.

     The Corporation filed consolidated federal income tax returns with NML and its subsidiaries from 1986 through August 13, 1991 pursuant to a tax sharing agreement. While the Corporation is no longer a member of NML's consolidated tax group, it has a continuing obligation to reimburse NML for the tax effect of any changes in the taxable income of the Corporation relating to periods during which the Corporation and its subsidiaries were included as part of that consolidated group. During 1997, the Corporation made a payment of $3,912,732 to NML under the tax sharing agreement.

     During 1997, MGIC paid NML $76,017 in rent and expenses pursuant to a lease agreement for office space in a Bellevue, Washington commercial office building owned by NML. The Corporation believes the terms of the lease agreement, which MGIC terminated in 1997 upon relocation of its Bellevue office, were no less favorable to MGIC than could have been obtained from an unaffiliated third party.

     Pursuant to a Common Stock Purchase Agreement entered into in 1984 between the Corporation and NML, NML has the right under certain conditions to require the Corporation to file a registration statement under the Securities Act of 1933 for the sale of its shares of the Corporation's Common Stock, or to participate in a registration of Common Stock otherwise initiated by the Corporation. The Corporation is generally required to pay all costs associated with any such registration (other than applicable underwriting commissions and discounts) and to indemnify NML against certain liabilities under the Securities Act of 1933.

     During 1997, the Corporation and Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), a company in which the Corporation owns an equity interest of approximately 48% (Enhance Financial Services Group Inc., of which Mr. Gross is the Chief Executive Officer, owns an equal equity interest) made separate purchases of home price index data and other analytical services from Case Shiller Weiss, Inc. ("CSW") aggregating $125,922. The Corporation expects that it and C-BASS will continue to make purchases of CSW products in 1998. Dr. Case owns more than 10% of the stock of CSW. The foregoing disclosure is made for informational purposes only as the Corporation does not consider C-BASS a subsidiary of the Corporation for purposes of the regulations of the Securities and Exchange Commission requiring that certain transactions with subsidiaries of the Corporation be disclosed.

     Mr. Wallison is a partner in the law firm of Gibson, Dunn & Crutcher, which, from time to time, performs legal services for the Corporation.

     During 1997, MGIC sold mortgage insurance and paid mortgage insurance claims to unaffiliated companies of which certain of the Corporation's non-employee directors were executive officers or directors. Such transactions were made in the ordinary course of MGIC's business at its established premium rates and in accordance with its standard policy terms and are not considered material.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors, and persons who beneficially own more than ten percent of the Corporation's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation or written representations from the Corporation's executive officers, directors and greater than ten percent beneficial owners, such persons complied with all Section 16(a) filing requirements in 1997.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK
                                    (ITEM 2)
--------------------------------------------------------------------------------

     The Board of Directors is recommending that shareholders approve an amendment to Article 4 of the Articles of Incorporation to increase to 300,000,000 from 150,000,000 the number of shares of Common Stock which the Corporation is authorized to issue. As of January 31, 1998, 113,867,817 shares of Common Stock were outstanding and 3,646,150 shares were reserved under the Corporation's stock incentive programs, leaving 32,486,033 shares unreserved and available for issuance. In connection with the Corporation's June 1997 two-for-one stock split in the form of a 100% stock dividend, an aggregate of approximately 62,000,000 shares of Common Stock were distributed and added to shares reserved for issuance. Approval of this amendment would restore the ratio of outstanding plus reserved shares of Common Stock, to authorized shares of Common Stock, to approximately what it was before the two-for-one stock split.

     The Board of Directors believes the Corporation should have the flexibility to issue additional shares of Common Stock in the sound discretion of the Board, without the delay or expense of a special shareholders' meeting. The additional shares of Common Stock will be available for general corporate purposes, including stock dividends, financings, mergers and acquisitions and stock options and other employee benefit programs. At the date of mailing of this Proxy Statement, the Corporation did not have any plans to issue any additional shares of Common Stock, other than the possible issuance of reserved shares under stock incentive programs referred to above.

     Shareholders do not have any preemptive rights to subscribe for any shares of Common Stock, including those authorized by the amendment. Any of the authorized shares of Common Stock may be issued by action of the Board of Directors without further action by shareholders, other than as may be required by the rules of the New York Stock Exchange ("NYSE") or the Wisconsin Business Corporation Law (the "WBCL"). (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs and in certain business combinations and the WBCL would require approval only for shares issued in certain business combinations.) The issuance of Common Stock otherwise than on a pro rata basis to all current shareholders may have the effect of diluting the ownership interest and voting power of present shareholders. Similarly, the shares authorized by the amendment could be used to discourage or make more difficult a non-negotiated attempt to obtain control of the Corporation; this effect could occur through issuance of additional shares of Common Stock that would dilute the interest in the equity and the voting power of a party seeking to gain control. The Corporation is not aware of any effort to obtain control of the Corporation.

SHAREHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and "broker non-votes" will not be counted as "votes cast."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE AMENDMENT.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK
                                    (ITEM 3)
--------------------------------------------------------------------------------

     The Board of Directors is recommending that shareholders approve an amendment to the Articles of Incorporation to create a class of Preferred Stock issuable in one or more series (the "Preferred Stock amendment"). The Articles of Incorporation currently authorize the issuance of only one class of stock, the Common Stock, in an amount up to 150,000,000 shares, which will increase to 300,000,000 shares if the amendment to Article 4 described in Item 2 above is approved. If the Preferred Stock amendment is approved, Article 4 of the Articles of Incorporation will also be amended to authorize the issuance of up to 10,000,000 shares of Preferred Stock, $1.00 par value. The text of the Preferred Stock amendment is set forth in Exhibit A to this Proxy Statement and the description below of the provisions of the Preferred Stock amendment is qualified in all respects by reference to Exhibit A. Approval of the Preferred Stock amendment will not affect the number of shares of Common Stock which may be issued by the Corporation.

     The Board of Directors believes it is desirable to have both Common Stock and Preferred Stock available for issuance to provide the Corporation with additional flexibility in its capital structure. The Preferred Stock amendment would authorize a class of Preferred Stock that may be issued by the Board of Directors in one or more series, with the Board having authority to determine the terms of each series, including voting rights (which may include the right to vote with the Common Stock or as a separate series, provided that the Preferred Stock will not be entitled to more than one vote per share when voting with the Common Stock); provisions for redemption, exchange or conversion (including into Common Stock); rights to dividends and distributions that are cumulative, partially cumulative or noncumulative; and preference over any other class (including the Common Stock) or series with respect to dividends and distributions. If the Preferred Stock amendment is approved, no further action by the Common Stock would be required prior to issuing any shares of Preferred Stock, other than as may be required by the rules of the NYSE or the WBCL. (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs and in certain business combinations and the WBCL would require approval only for shares issued in certain business combinations.)

     At the date of mailing of this Proxy Statement, the Corporation did not have any plans to issue shares of Preferred Stock. Shares of Preferred Stock would be available for general corporate purposes, including financings, mergers and acquisitions, and other transactions. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to Common Stock and adversely affect the rights and powers, including voting rights, of the Common Stock.

     The Preferred Stock amendment would also amend Article 5 of the Articles of Incorporation to make the elimination of preemptive rights applicable to all holders of shares of capital stock of the Corporation, including Preferred Stock, rather than to the holders of shares of Common Stock only. The current provision of the Articles of Incorporation permitting preemptive rights under contracts approved by the Board of Directors would not be changed by the Preferred Stock amendment.

     In addition, the Preferred Stock amendment would amend Article 6 of the Articles of Incorporation to provide that whenever any series of Preferred Stock includes voting rights for the election of directors, the number, election, term of office, filling of vacancies and other features of such directorships will be governed by the terms established by the Board of Directors for such series of Preferred Stock. Any directors elected by the Preferred Stock would not be divided into classes, unless so provided by the terms of the series of Preferred Stock, and would serve on the Board of Directors in addition to the number of directors elected by the Common Stock.

     The Board of Directors and management represent that they will not issue, without prior shareholder approval, Preferred Stock (i) for any defensive or anti-takeover purpose, (ii) to implement any shareholder rights plan, or (iii) with features intended to make any attempted acquisition of the Corporation more difficult or costly. No Preferred

Stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

SHAREHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on the Preferred Stock amendment is required for approval of the amendment. Abstentions and "broker non-votes" will not be counted as "votes cast."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PREFERRED STOCK AMENDMENT. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE PREFERRED STOCK AMENDMENT.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 4)
--------------------------------------------------------------------------------

     The Board of Directors, upon recommendation of its Audit Committee, has reappointed the accounting firm of Price Waterhouse LLP as independent accountants of the Corporation for the fiscal year ending December 31, 1998. The shareholders are being asked to ratify such appointment at the Annual Meeting. A representative of Price Waterhouse LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions by shareholders.

SHAREHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of Price Waterhouse LLP as independent accountants. Abstentions and "broker non-votes" will not be counted as "votes cast."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR RATIFICATION.

                                 OTHER MATTERS
--------------------------------------------------------------------------------

PROPOSALS OF SHAREHOLDERS

     Proposals intended for presentation by shareholders at the 1999 Annual Meeting, in addition to meeting the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, must be received by the Corporation on or before November 26, 1998, to be included in the 1999 Proxy Statement and proxy relating to the 1999 Annual Meeting.

MANNER AND COST OF PROXY SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Corporation, acting on its behalf, may solicit proxies by telephone, telegraph or personal interview. Also, the Corporation has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for which the Corporation will pay a fee estimated to be $7,500, plus expenses. The Corporation will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

OTHER BUSINESS

     At the date of mailing of this Proxy Statement, the Board of Directors knew of no other business to be presented at the Annual Meeting not set forth herein, but if other matters do properly come before the Annual Meeting,it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                                       EXHIBIT A

                      TEXT OF PREFERRED STOCK AMENDMENT TO
                         THE ARTICLES OF INCORPORATION

RESOLVED, that Article 4 of the Articles of Incorporation of the Corporation, as previously amended, be amended to read in its entirety as follows:

       The aggregate number of shares of capital stock which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share shall be as follows:

            DESIGNATION          PAR VALUE            AUTHORIZED
              OF CLASS           PER SHARE         NUMBER OF SHARES
            -----------          ---------         ----------------
            Common Stock           $1.00             300,000,000*
            Preferred
              Stock                $1.00              10,000,000

       The preferences, limitations and relative rights of shares of each class of capital stock shall be as follows:

            A.  COMMON STOCK.

            (1) Voting. Except as otherwise provided by law and subject to any voting rights of any series of Preferred Stock, only the Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each share of Common Stock shall have one vote.

            (2) Dividends. Subject to any rights of any series of Preferred Stock, the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion.

            (3) Liquidation. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after there have been paid to or set aside for each series of Preferred Stock the full preferential amounts, if any, to which they are entitled, the Common Stock shall be entitled to share ratably, according to the number of shares, in the remaining assets of the Corporation, subject to any rights of any series of Preferred Stock to participate therein.

            B.  PREFERRED STOCK.

            The Board of Directors is expressly authorized, to the fullest extent provided by the Wisconsin Business Corporation Law, at any time, and from time to time, to provide for the issuance of Preferred Stock in one or more series, with such designations, preferences, limitations and relative rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue thereof, including, without limitation, the number of shares constituting such series; voting rights, if any, of the shares of such series, provided that the shares of such series will not be entitled to more than one vote per share when voting as a single voting group with the Common Stock; rights relating to redemption, exchange or conversion: (i) at the option of the Corporation, a holder of shares, another person, or upon the occurrence of a designated event or otherwise, (ii) for cash, indebtedness, securities or other property, or (iii) in a designated amount or in an amount determined under a formula, by reference to extrinsic data or events or otherwise; rights to distributions that may be cumulative, partially cumulative or noncumulative; and preference over any other class or series with respect to distributions.
       -----------------------------
       * The designation of 300,000,000 authorized shares of Common Stock under Article 4 as shown in this Exhibit A is subject to the approval by shareholders at the Annual Meeting of the proposed amendment to Article 4 to increase the number of shares of authorized Common Stock. If such amendment is not approved, the number of shares of authorized Common Stock will be 150,000,000.

FURTHER RESOLVED, that Article 5 of the Articles of Incorporation of the Corporation be amended to read in its entirety as follows:

       Holders of shares of capital stock shall not be entitled to any preemptive right to acquire unissued shares of capital stock or securities convertible into such shares or carrying a right to subscribe to or acquire shares, except as may be provided by contracts entered into by the Corporation with the approval of its Board of Directors.

FURTHER RESOLVED, that Article 6 of the Articles of Incorporation of the Corporation be amended by adding the following as paragraph C:

            C.  DIRECTORS ELECTED BY PREFERRED STOCK.

            Notwithstanding the foregoing, whenever any one or more series of Preferred Stock shall have the right, voting pursuant to the terms of such series, to elect directors at any annual or special meeting of shareholders, the number, election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such series of Preferred Stock. Unless expressly provided by such terms, directors so elected shall not be divided into classes and, during the prescribed terms of office of such directors, the Board of Directors shall consist of such number of directors determined as provided in Section A of this Article 6 plus the number of directors determined as provided by the terms of the Preferred Stock entitled to elect such directors.

                         MGIC INVESTMENT CORPORATION
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1998
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                   DIRECTORS OF MGIC INVESTMENT CORPORATION

  The undersigned hereby appoints WILLIAM H. LACY and SHELDON B. LUBAR, and either one of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, to represent and vote, as designated below, all shares of Common Stock of MGIC Investment Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held in Vogel Hall, Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin, on Thursday, May 7, 1998, 9:00a.m. Central Time, and at any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

  The undersigned acknowledges receipt of the Annual Report of the Corporation and the Notice of the Annual Meeting and accompanying Proxy Statement of the Corporation.

              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


                                         MGIC INVESTMENT CORPORATION  1998 ANNUAL MEETING
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

1. ELECTION OF DIRECTORS:

1 - JAMES A. ABBOTT     2 - JAMES D. ERICSON       /  / FOR all nominees                 /  /  WITHHOLD AUTHORITY
3 - DANIEL GROSS        4 - SHELDON B. LUBAR            listed to the left (except             to vote for all nominees
                        5 - EDWARD J. ZORE              as specified below).                   listed to the left.


(Instructions: To withhold authority to vote
for any indicated nominee, write the number(s)            ---------- >        /                                      /
of the nominee(s) in the box provided to the right.)

2. Approve the amendment to the Articles of
   Incorporation to increase the authorized Common Stock.     / / FOR          / /   AGAINST      / / ABSTAIN

3. Approve the amendment to the Articles of
   Incorporation to create a class of Preferred Stock.        / / FOR          / /   AGAINST      / / ABSTAIN

4. Ratify the appointment of Price Waterhouse LLP
   as the independent accountants of the Corporation.         / / FOR          / /   AGAINST      / / ABSTAIN

5. In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                 Date _____________________________________        NO. OF SHARES

Check appropriate
box indicate changes below:
Address Change?            / / Name Change?   / /
                                                                 /                                            /

                                                           SIGNATURE(S) IN BOX
                                                           NOTE: PLEASE SIGN EXACTLY AS YOUR NAME  APPEARS HEREON.  JOINT
                                                           OWNERS SHOULD EACH SIGN PERSONALLY.  A CORPORATION SHOULD SIGN FULL
                                                           CORPORATE NAME BY DULY AUTHORIZED  OFFICERS AND AFFIX CORPORATE SEAL.
                                                           WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                                           GIVE FULL TITLE AS SUCH.
